Exhibit 99

Journal Communications Reports First Quarter 2011 Results

First Quarter 2011 compared to First Quarter 2010 (Continuing Operations)

  Revenue of $83.9 million, down 3.5%
  Broadcast revenue down 1.2%, up 4.1% excluding 2010 Olympics
  Operating earnings of $6.0 million, down 35.8%
  Diluted EPS of $0.05, down from $0.09
  Notes payable to banks of $72.6 million, a reduction of $2.0 million from year end 2010
  Funded debt ratio of 0.92-to-1

MILWAUKEE--(BUSINESS WIRE)--April 19, 2011--Journal Communications, Inc. (NYSE:JRN) today announced results for its first quarter ended March 27, 2011.

“Journal Communications reported a solid first quarter. While overall revenue was down in the first quarter compared to the first quarter of 2010, we were pleased to report both local and national advertising revenue growth in broadcast,” said Steven Smith, Chairman of the Board and Chief Executive Officer of Journal Communications. “We benefited from additional revenue at both our broadcast and publishing businesses related to the Green Bay Packers’ ‘Road to the Super Bowl’ and the political battles in the state of Wisconsin. Our complete coverage of these events has driven record level page views on JSOnline.com.

“We continue to focus on growing our revenue share in each of our broadcast markets, building our digital business, and producing high quality local content that drives viewers, listeners, on-line visitors and readers.”

First Quarter 2011 Results

Note that unless otherwise indicated, all comparisons are to the first quarter ended March 28, 2010.

For the first quarter, revenue of $83.9 million decreased 3.5% compared to $86.9 million. Operating earnings of $6.0 million decreased 35.8% compared to $9.4 million. Earnings from discontinued operations were $0.3 million. Net earnings were $3.4 million compared to $5.3 million.

In the first quarter, basic and diluted net earnings per share of class A and B common stock were $0.05. This compares to basic and diluted net earnings per share of $0.09 in 2010. There was no impact on basic and diluted earnings per share of class A and B common stock from discontinued operations in 2011 or 2010.

The operating margin was 7.2% for the first quarter compared to 10.8%. EBITDA (net earnings (loss) excluding the earnings/loss from discontinued operations, net; total other expense, net; provision (benefit) for income taxes; depreciation; amortization; and, if any, non-cash impairment charges) was $11.8 million compared to $15.6 million, a decrease of 24.6%.

Consolidated and Segment Results

The following table presents our revenue and operating earnings (loss) by segment for the first quarter of 2011 and 2010 (dollars in millions).

	1Q 2011	1Q 2010	% Change
Revenue:
Publishing	$ 41.8	$ 44.5	(6.2)
Broadcasting	42.1	42.6	(1.2)
Corporate eliminations	--	(0.2)	--
Total Revenue	$ 83.9	$ 86.9	(3.5)

Operating earnings (loss):
Publishing	$ 1.8	$ 3.4	(46.1)
Broadcasting	6.0	7.7	(22.6)
Corporate	(1.8)	(1.7)	(2.5)
Total operating earnings	$ 6.0	$ 9.4	(35.8)

For the first quarter, total expenses of $77.9 million increased 0.4% compared to $77.6 million.

Publishing

For the first quarter, publishing revenue decreased 6.2% to $41.8 million compared to $44.5 million, largely due to continued decreases in the retail and classified advertising categories and other revenue. Operating earnings from publishing were $1.8 million compared to $3.4 million, a decrease of 46.1%. Total newsprint and paper expense in publishing was $4.1 million compared to $3.9 million, a 5.5% increase primarily due to an increase in the price per ton of newsprint.

Revenue at the daily newspaper for the first quarter decreased 5.8% to $35.4 million compared to $37.5 million. Retail advertising revenue decreased 6.9%. Classified advertising revenue decreased 12.1% driven primarily by a decrease in the real estate category. Interactive advertising revenue increased 11.6% to $2.6 million compared to $2.3 million, primarily due to an increase in retail sponsorships and classified advertising packages. Circulation revenue of $12.5 million was essentially flat. Operating earnings from the daily newspaper were $2.0 million compared to $3.5 million, a decrease of 43.7%. Daily newspaper operating expenses decreased 1.8%, primarily due to a decrease in employee related costs partially offset by an increase in newsprint and paper expense.

Community newspapers and shoppers revenue for the first quarter decreased 8.4% to $6.4 million compared to $7.0 million. Retail advertising revenue decreased by 8.2%. Classified advertising revenue decreased by 20.5%. The operating loss from community newspapers and shoppers was $0.2 million compared to $0.1 million. Operating expenses were down 7.8%, primarily due to cost savings from previous workforce reductions and lower operating costs associated with lower revenue.

Broadcasting

For the first quarter, broadcasting revenue decreased 1.2% to $42.1 million compared to $42.6 million. Excluding Olympics advertising revenue of $2.2 million in 2010, broadcasting revenue increased 4.1%. Total broadcast political and issue advertising revenue was $0.9 million compared to $0.7 million. Local and national advertising revenue increased 3.7% and 1.5%, respectively primarily due to an increase in automotive and other media advertising and increased local inventory availability in a non-Olympic year. Retransmission revenue was $1.8 million compared to $1.6 million. Broadcasting operating earnings of $6.0 million decreased 22.6% compared to $7.7 million.

Revenue from television stations for the first quarter decreased 3.4% to $27.5 million compared to $28.4 million. Excluding Olympics advertising revenue of $2.2 million in 2010, revenue from television stations increased 4.6%. Television political and issue advertising revenue was $0.8 million compared to $0.6 million. Local advertising revenue increased 4.7% primarily due to an increase in automotive and casino advertising. Operating earnings were $3.8 million compared to $5.1 million, a decrease of 26.9%. Television operating expenses increased 1.8% primarily due to increases in employee related expenses and network fees.

For the first quarter, revenue from radio stations increased 3.4% to $14.6 million from $14.2 million. Radio political and issue advertising revenue was $0.1 million in each of 2011 and 2010. Operating earnings from radio stations were $2.2 million compared to $2.6 million. Radio operating expenses increased 7.2% primarily due to an increase in broadcast rights fees.

Corporate

The operating loss for the first quarter was $1.8 million compared to $1.7 million, primarily due to an increase in professional services fees.

Discontinued Operations

For the first quarter, earnings from discontinued operations were $0.3 million compared to $0.04 million. Earnings from discontinued operations in 2011 were driven by a gain on the sale of real estate holdings in Green Bay, Wisconsin related to our former label printing business. Earnings from discontinued operations in 2010 were related to our former direct marketing and printing services businesses.

Non-Operating Items

For the first quarter, other expense, which primarily consists of interest expense, was $1.1 million compared to $0.6 million. This increase in interest expense reflects an increase in borrowing rates under our amended and extended credit agreement entered into on August 13, 2010 partially offset by a decrease in average borrowing levels for the quarter.

The first quarter effective tax rate was 38.7% compared to 40.3%.

Notes Payable to Banks and Cash Flows

At the end of the first quarter, our notes payable to banks were $72.6 million. During the first quarter, we reduced our notes payable to banks by $2.0 million as compared to the 2010 year-end. Our consolidated funded debt ratio, as defined in our credit agreement, was 0.92-to-1. Cash from operating activities was $3.5 million compared to $16.2 million. Cash from operating activities has decreased due to an increase in income tax payments, a decrease in operating earnings and an increase in incentive compensation payments. Year-to-date capital expenditures were $2.7 million compared to $1.8 million.

Second Quarter 2011 Outlook

For the second quarter of 2011, we anticipate that publishing revenues will be down compared to the prior year period reflecting continued challenges with publishing advertising revenue. Excluding political and issue advertising in broadcast, broadcast revenues are expected to be up compared to the prior year period.

Conference Call and Webcast

The company will hold an earnings conference call today at 10:00 a.m. Central Time (11:00 a.m. ET, 8:00 a.m. PT). To access the call, dial (888) 680-0894 (domestic) or (617) 213-4860 (international) at least 10 minutes prior to the scheduled start of the call. The access code for the conference call is 82573474. A live webcast of the first quarter conference call will be accessible through the Journal Communications’ website at www.journalcommunications.com/investors, also beginning at 10:00 a.m. CT this morning. An archive of the webcast will be available on this site today through May 3, 2011. Replays of the conference call will also be available through May 3, 2011. To hear the replay, dial (888) 286-8010 (domestic) or (617) 801-6888 (international) at least one hour after the completion of the call. The access code for the replay is 18011081. Pre-registration for the conference call is now available at www.journalcommunications.com/investors.

Annual Meeting of Shareholders

The company will hold its 2011 Annual Meeting of Shareholders on Wednesday, May 4, 2011 at 9:00 a.m. Central Time at the Hyatt Regency Milwaukee, 333 West Kilbourn Avenue, Milwaukee, Wisconsin.

Forward-looking Statements

This press release contains certain forward-looking statements related to our businesses that are based on our current expectations. Forward-looking statements are subject to certain risks, trends and uncertainties, including changes in advertising demand and other economic conditions that could cause actual results to differ materially from the expectations expressed in forward-looking statements. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. Our written policy on forward-looking statements can be found in our most recent Annual Report on Form 10-K, as filed with the Securities and Exchange Commission.

About Journal Communications

Journal Communications, Inc., headquartered in Milwaukee, Wisconsin, was founded in 1882. We are a diversified media company with operations in publishing, radio and television broadcasting and interactive media. We publish the Milwaukee Journal Sentinel, which serves as the only major daily newspaper for the Milwaukee metropolitan area, and several community newspapers and shoppers in Wisconsin and Florida. We own and operate 33 radio stations and 13 television stations in 12 states and operate an additional television station under a local marketing agreement. Our interactive media assets build on our strong publishing and broadcasting brands.

Tables Follow

Journal Communications, Inc.
Consolidated Statements of Operations (unaudited)
(dollars in thousands, except for shares and per-share amounts)

	First Quarter (A)
	2011	2010	% Change

Revenue:
Publishing	$ 41,800	$ 44,552	(6.2)
Broadcasting	42,109	42,605	(1.2)
Corporate eliminations	(48)	(220)	78.2
Total revenue	83,861	86,937	(3.5)

Operating costs and expenses:
Publishing	27,645	29,134	(5.1)
Broadcasting	21,935	21,596	1.6
Corporate eliminations	(48)	(220)	78.2
Total operating costs and expenses	49,532	50,510	(1.9)

Selling and administrative expenses	28,321	27,067	4.6
Total operating costs and expenses
and selling and administrative
expenses	77,853	77,577	0.4

Operating earnings	6,008	9,360	(35.8)

Other income and (expense):
Interest income	18	8
Interest expense	(1,080)	(562)
Total other income and (expense)	(1,062)	(554)	91.7

Earnings from continuing operations before income taxes	4,946	8,806	(43.8)

Provision for income taxes	1,912	3,546	(46.1)

Earnings from continuing operations	3,034	5,260	(42.3)

Earnings from discontinued operations, net of tax	341	43	693.0

Net earnings	$ 3,375	$ 5,303	(36.4)

Weighted average number of shares-Class A and B common stock:
Basic and diluted	51,126,320	50,533,055

Weighted average number of shares-Class C common stock	3,264,000	3,264,000

Earnings per share:
Basic - Class A and B common stock:
Continuing operations	$ 0.05	$ 0.09
Discontinued operations	--	--
Net earnings	$ 0.05	$ 0.09

Diluted - Class A and B common stock:
Continuing operations	$ 0.05	$ 0.09
Discontinued operations	--	--
Net earnings	$ 0.05	$ 0.09

Basic and diluted - Class C common stock:
Continuing operations	$ 0.19	$ 0.23
Discontinued operations	--	--
Net earnings	$ 0.19	$ 0.23

(A) 2011 first quarter: December 27, 2010 to March 27, 2011
2010 first quarter: December 28, 2009 to March 28, 2010

Journal Communications, Inc.
Segment Information (unaudited)
(dollars in thousands)

	First Quarter (A)
	2011	2010	% Change
Revenue
Publishing	$ 41,800	$ 44,552	(6.2)
Broadcasting	42,109	42,605	(1.2)
Corporate eliminations	(48)	(220)	78.2
	$ 83,861	$ 86,937	(3.5)

Operating earnings (loss)
Publishing	$ 1,825	$ 3,389	(46.1)
Broadcasting	5,975	7,719	(22.6)
Corporate	(1,792)	(1,748)	(2.5)
	$ 6,008	$ 9,360	(35.8)

Depreciation and amortization
Publishing	$ 2,632	$ 2,898	(9.2)
Broadcasting	2,966	3,204	(7.4)
Corporate	146	122	19.7
	$ 5,744	$ 6,224	(7.7)

(A) 2011 first quarter: December 27, 2010 to March 27, 2011
2010 first quarter: December 28, 2009 to March 28, 2010

Journal Communications, Inc.
Publishing and Broadcasting Segment Information (unaudited)
(dollars in thousands)

	First Quarter of 2011 (A)			First Quarter of 2010 (B)

Publishing:		Community			Community
	Daily	Newspapers		Daily	Newspapers		% Change	% Change	% Change
	Newspaper	& Shoppers	Total	Newspaper	& Shoppers	Total	Daily	CN&S	Total
Advertising revenue:
Retail	$ 12,837	$ 4,406	$ 17,243	$ 13,789	$ 4,801	$ 18,590	(6.9)	(8.2)	(7.2)
Classified	4,318	801	5,119	4,913	1,008	5,921	(12.1)	(20.5)	(13.5)
National	1,119	--	1,119	1,220	--	1,220	(8.3)	N/A	(8.3)
Direct Marketing	45	--	45	55	--	55	(18.2)	N/A	(18.2)
Total advertising revenue	18,319	5,207	23,526	19,977	5,809	25,786	(8.3)	(10.4)	(8.8)
Circulation revenue	12,529	439	12,968	12,558	456	13,014	(0.2)	(3.7)	(0.4)
Other revenue	4,513	793	5,306	4,988	764	5,752	(9.5)	3.8	(7.8)
Total revenue	$ 35,361	$ 6,439	$ 41,800	$ 37,523	$ 7,029	$ 44,552	(5.8)	(8.4)	(6.2)

Operating earnings	$ 1,979	$ (154)	$ 1,825	$ 3,512	$ (123)	$ 3,389	(43.7)	N/A	(46.1)

Broadcasting:							% Change	% Change	% Change
	Television	Radio	Total	Television	Radio	Total	Television	Radio	Total

Revenue	$ 27,457	$ 14,652	$ 42,109	$ 28,428	$ 14,177	$ 42,605	(3.4)	3.4	(1.2)

Operating earnings	$ 3,763	$ 2,212	$ 5,975	$ 5,147	$ 2,572	$ 7,719	(26.9)	(14.0)	(22.6)

(A) 2011 first quarter: December 27, 2010 to March 27, 2011
(B) 2010 first quarter: December 28, 2009 to March 28, 2010

NOTE:

Publishing and broadcasting segment information is provided to facilitate comparison of our publishing and broadcasting segments results with those of other publishing and broadcasting companies and is not representative of the overall business of Journal Communications or its operating results.

Journal Communications, Inc.
Reconciliation of consolidated net earnings to consolidated EBITDA (unaudited)
(dollars in thousands)

	First Quarter (A)
	2011	2010

Net earnings	$ 3,375	$ 5,303
Earnings from discontinued operations, net	(341)	(43)
Provision for income taxes	1,912	3,546
Total other expense, net	1,062	554
Depreciation	5,352	5,732
Amortization	392	492
EBITDA	$ 11,752	$ 15,584

(A) 2011 first quarter: December 27, 2010 to March 27, 2011
2010 first quarter: December 28, 2009 to March 28, 2010

We define EBITDA as net earnings (loss) excluding earnings/loss from discontinued
operations, net, provision (benefit) for income taxes, total other expense (which is entirely comprised of interest income and expense), depreciation, amortization and, if any, non-cash impairment charges. Our management uses EBITDA, among other things, to evaluate our operating performance, and to value prospective acquisitions. EBITDA is not a measure of performance calculated in accordance with accounting principles generally accepted in the United States. EBITDA should not be considered in isolation of, or as a substitute for, net earnings as an indicator of operating performance or cash flows from operating activities as a measure of liquidity.
EBITDA, as we calculate it, may not be comparable to EBITDA reported by other companies.

Journal Communications, Inc.
Calculation of Diluted Earnings Per Share - Class A and B (unaudited)
(dollars and shares in thousands)

	First Quarter (A)
	2011		2010

Numerator for diluted earnings per share:
Dividends on class A and B common stock	$ -	*	$ -	*
Dividends on class C common stock	464		464
Dividends on non-vested restricted stock	-
Total undistributed earnings from continuing operations
Class A and B	2,383	*	4,428	*
Class C	152		286
Non-vested restricted stock	35		82
Earnings from discontinued operations
Class A and B	316		40
Class C	20		3
Non-vested restricted stock	5		-
Net earnings	$ 3,375		$ 5,303

Denominator for diluted earnings per class A and B share:
Weighted average shares outstanding - Class A and B	51,126		50,533
Impact of non-vested restricted shares	-		-
Conversion of class C shares	-		-
Adjusted weighted average shares outstanding for class A and B	51,126	*	50,533	*

Diluted earnings per share of class A and B:
Continuing operations	$ 0.05	*	$ 0.09	*
Discontinued operations	-		-
Net earnings	$ 0.05		$ 0.09

* Included in calculation of diluted earnings per share from continuing operations - class A and B

(A) 2011 first quarter: December 27, 2010 to March 27, 2011
2010 first quarter: December 28, 2009 to March 28, 2010

Journal Communications, Inc.
Consolidated Condensed Balance Sheets
(dollars in thousands)

	March 27, 2011 (unaudited)	December 26, 2010
ASSETS
Current assets:
Cash and cash equivalents	$ 2,049	$ 2,056
Investments of variable interest entity	500	500
Receivables, net	47,013	55,309
Inventories, net	1,090	1,035
Prepaid expenses and other current assets	6,876	3,961
Syndicated programs	5,538	7,361
Deferred income taxes	4,428	4,809
Total current assets	67,494	75,031
Property and equipment, net	176,803	179,725
Syndicated programs	3,490	3,083
Goodwill	9,098	9,098
Broadcast licenses	82,426	82,426
Other intangible assets, net	22,596	22,988
Deferred income taxes	52,689	54,077
Other assets	4,985	5,342
Total assets	$ 419,581	$ 431,770

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$ 21,936	$ 22,895
Accrued compensation	7,463	13,703
Accrued employee benefits	5,707	5,087
Deferred revenue	14,706	13,899
Syndicated programs	5,897	8,685
Accrued income taxes	486	7,332
Other current liabilities	8,018	6,493
Current portion of long-term liabilities	559	561
Total current liabilities	64,772	78,655
Accrued employee benefits	57,798	58,534
Syndicated programs	5,342	5,114
Long-term notes payable to banks	72,575	74,570
Other long-term liabilities	6,734	5,970
Shareholders' equity	211,196	207,763
Noncontrolling interest	1,164	1,164
Total liabilities and equity	$ 419,581	$ 431,770

CONTACT:
Journal Communications, Inc.
Andre Fernandez
Executive Vice President, Finance & Strategy
and Chief Financial Officer
414-224-2884